GLENGATE APPAREL, INC.
                        c/o Statco, Inc.
                         301 16th Street
                  Jersey City, New Jersey 07310



                        October 22, 1998




Milberg Factors, Inc.
99 Park Avenue
New York, New York 10016

Gentlemen:

     Pursuant to the terms of a Security Agreement (Accounts Receivable - Financing dated September 25, 1996, a Security Interest in Inventory under Uniform Commercial Code Supplement to Financing or Factoring Contract dated September 25, 1996, a Security Agreement - Goods and Chattels dated September 25, 1996 and associated documents (all as amended, modified, restated or supplemented from time to time), the undersigned is indebted to you in the sum of approximately $1,685,000 plus interest and costs secured by security interests in your favor in all personal property, including without limitation all Borrower's receivables, general intangibles, inventory, goods, machinery and equipment (collectively, the "Collateral"), including without limitation the inventory assets described in Schedule A annexed hereto and made a part hereof (the "Conveyed Collateral"). Because of the inability of the undersigned to pay its debts and obligations to you, as demanded in your letter to the undersigned dated October 21, 1998, the receipt of which is hereby acknowledged, the undersigned herewith grants to you all rights of possession in and to the aforesaid Conveyed Collateral of the undersigned to be disposed of, as you, in your best discretion, deem advisable and for you to credit the net proceeds resulting from any sale or other disposition to the account of the undersigned with you. Any such net proceeds remaining after application thereof to the undersigned's indebtedness to you (together with interest and costs) shall be remitted to the undersigned.

     This letter also serves as an authorization to any employee of the undersigned or any third party to grant you, and the undersigned hereby grants you, full and complete access to any premises where the Conveyed Collateral is located to allow you to take possession of any such Conveyed Collateral in order to enforce your rights against and collect the liability due to you from the undersigned. In addition, you may designate a custodian who shall have the right, among other things, to change the locks on all gates and doors providing access to such premises or the Conveyed Collateral.

     The undersigned further acknowledges that it has defaulted in the payment of its debts and obligations to you and hereby waives and renounces all of its rights to notification under Section 9-504 of the Uniform Commercial Code as adopted in the State of New Jersey ("UCC") as to the sale or other disposition by you of the Conveyed Collateral and under Sections 9-505 and 9-506 of the UCC regarding acceptance of collateral as discharge of the obligations of the undersigned to you and waiver of the undersigned's right to redeem collateral, respectively.

     The undersigned knowingly and intelligently waives any rights it may have to notice and a hearing before a court of competent jurisdiction and consents to your entry on the premises where the aforesaid Conveyed Collateral is located for the purposes set forth herein.

                              Very truly yours,

                              GLENGATE APPAREL, INC.



                              By:   /s/ Peter D. Culbertson
                                   ---------------------------
                                   (Name) Peter D. Culbertson
                                   (Title) President